 Exhibit 10.15

Celularity Inc.
Deferred Compensation Award
(Limited Exercisability)

Celularity Inc. (the “Company”), under its 2017 Equity Incentive Plan (the “Plan”), hereby grants to Awardholder a limited-exercisability Award (the “Award”) to purchase the number of shares of the Company’s Common Stock set forth below. The Award is subject to all of the terms and conditions as set forth in this notice (the “Grant Notice”), in the Award Agreement and in the Plan, both of which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Award Agreement will have the same definitions as in the Plan or the Award Agreement. If there is any conflict between the terms in the Award Agreement and the Plan, the terms of the Plan will control; provided, however, that notwithstanding anything to the contrary in the Plan or the Award Agreement, (x) the Award, to the extent vested, will only be exercisable upon the first to occur of the events set forth in the “Exercise Schedule” below, and (y) any portion of the Award that is not exercised within the time period(s) set forth below following the exercise event shall immediately expire at the end of such period.

Awardholder:
Date of Grant:	[ ]
Vesting Commencement Date:	[ ]
Number of Shares Subject to Award:	[ ]
Exercise Price (Per Share):	[ ]
Total Exercise Price:	[ ]
Expiration Date:	[ ]

Type of Grant:	Deferred Compensation Award issued as an Other Award under Section 6(c) of the Plan, with an exercise price less than 100% of the Fair Market Value of the Common Stock at the time of grant.

Vesting Schedule:	The Award will vest over a one year period. Subject to Awardholder’s Continuous Service on each vesting date, the Award will vest as to 1/12th of the total number of shares subject to the Award each month following the Vesting Commencement Date, on the same day of the month.

Exercise Schedule:	Unless earlier terminated pursuant to the Plan, the Grant Notice or the Award Agreement, the Award shall become exercisable with respect to any vested Award solely upon the first to occur of: (i) the consummation of a Change of Control that is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5), (ii) the Awardholder’s death or Disability that also constitutes being disabled for purposes of Section 409A(a)(2)(A)(ii) of the Code, or (iii) [Expiration Date] (each such event, an “Exercise Event”); provided, however, that if prior to an Exercise Event the Awardholder’s Continuous Service is terminated for Cause, the Award, whether vested or unvested, shall not be exercisable and shall immediately expire for no consideration. Any vested Award that becomes exercisable upon an Exercise Event shall remain exercisable until, and shall automatically cease to be exercisable and expire following, the later of (x) the 15th day of the third calendar month following the Exercise Event, or (y) the last day of the calendar year in which such Exercise Event occurs, and, for the avoidance of doubt, in no event later than the Expiration Date.

Notwithstanding the foregoing, if the Awardholder is a “specified employee” for purposes of Section 409A of the Code, any Exercise Event that arises because of the Awardholder’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will not be immediately exercisable and will instead become exercisable commencing on the date that is six (6) months following the date of such Awardholder’s “separation from service” or, if earlier, the date of the Awardholder’s death, unless any earlier exercise can be made in a manner that complies with Code Section 409A, (such date, the “Delayed Exercise Event”) and shall remain exercisable until, and shall automatically cease to be exercisable and expire following the later of (x) the 15th day of the of the third calendar month following the Delayed Exercise Event, or (y) the last day of the calendar year in which the Delayed Exercise Event occurs, and, for the avoidance of doubt, in no event later than the Expiration Date.

Payment:	By one or a combination of the following items:

●	By cash, check, bank draft, electronic funds or wire transfer, or money order payable to the Company;

●	By tendering the cash proceeds resulting from a sale on a national stock exchange or market system of some of the shares to be exercised, using a Regulation T Program (also called “broker assisted exercise” or “same day sale”), if the Common Stock is publicly traded;

●	By tendering the cash proceeds resulting from a sale to a third party investor of some of the shares to be exercised, but only if the investor is approved by the Company at the time of exercise, under a private company liquidity assistance program approved by the Company;

●	By tender of shares of Common Stock already owned by the Awardholder, subject to any holding period requirement to avoid adverse accounting consequences to the Company and only if permitted by the Company at the time of exercise; and/or

●	By a “net exercise” arrangement, whereby shares of Common Stock that would otherwise be issued on exercise will be deemed exercised but then immediately tendered back to the Company, but only if permitted by the Company at the time of exercise.

Additional Terms/Acknowledgements: Awardholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Award Agreement and the Plan. As of the Date of Grant, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Awardholder and the Company regarding the Award and supersede all prior oral and written agreements with respect to the Award. By accepting the Award, Awardholder consents to receive documents governing the Award by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company from time to time.

* * *

Celularity Inc.		Awardholder:

By:		By:
	(Signature)	(Signature)
Name:	Robert Hariri	Name:
Title:	Chief Executive Officer and Founder	Email:
Date:		Date:

Attachments:	Award Agreement

2017 Equity Incentive Plan

Celularity Inc.
Award Agreement

Pursuant to your Deferred Compensation Award Grant Notice (the “Grant Notice”) and this Award Agreement (this “Award Agreement”), Celularity Inc. (the “Company”) has granted you an Award (the “Award”) under its 2017 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.

1.  Vesting. The Award will vest as provided in your Grant Notice. Vesting will cease, in all events, on the termination of your Continuous Service after taking into account any acceleration that occurs on your termination.

2.  Number of Shares and Exercise Price. The number of shares of Common Stock subject to the Award and the exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments as provided in the Plan.

3.  Method of Payment. You must pay the full amount of the exercise price for the shares of Common Stock subject to the Award that you wish to exercise. If permitted in your grant notice, you may pay the exercise price through one or more of the following:

(a)  Provided that at the time of exercise the Common Stock is publicly traded, using a program developed under Regulation T, as provided by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale” or “sell to cover.”

(b)  By a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable on exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must submit an additional payment to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

(c)  If permitted by the Board at the time of exercise, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise the Award (or any vested portion thereof), will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise the Award (or any exercisable portion thereof) by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

4.  Whole Shares. You may exercise the Award (or any vested portion thereof) only for whole shares of Common Stock.

5.  Compliance with Laws. In no event may you exercise the Award (or any vested portion thereof) unless the shares of Common Stock issuable on exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act and compliant with all applicable laws, including the documentation requirements of Rule 701(e) of the Securities Act. The exercise of the Award (or any vested portion thereof) also must comply with all other applicable laws and regulations governing the Award. You may not exercise the Award (or any vested portion thereof) if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treasury Regulations Section 1.401(k)-1(d)(3), if applicable).

6.  Term. You may not exercise the Award before the Date of Grant or after the expiration of the term of the Award. The term of the Award expires, subject to the provisions of the Plan and the additional and potentially earlier expiration provisions set forth in your Grant Notice, on the earliest of the following:

(a)  immediately on the termination of your Continuous Service for Cause;

(b)  the Expiration Date indicated in your Grant Notice; or

(c)  the day before the 10th anniversary of the Date of Grant.

7.  Exercise.

(a)  You may exercise the vested portion of the Award during the exercise period provided in your Grant Notice by (i) delivering a Notice of Exercise (in a form designated by the Company), or making the required electronic election with the Company’s electronic platform (e.g., Equity Edge) or designated broker (e.g., E*Trade), and (ii) paying the exercise price and any applicable withholding taxes to the Company’s stock plan administrator, or to such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)  By exercising the Award you agree that, as a condition to any exercise of the Award, you must enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of the Award, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise or (iii) the disposition of shares of Common Stock acquired on such exercise.

8.  Transferability. Except as otherwise provided in this Section 8, the Award is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)  Certain Trusts. On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Code Section 409A and applicable securities laws, you may transfer the Award to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Award is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)  Domestic Relations Orders. On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Code Section 409A and applicable securities laws, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer the Award pursuant to the terms of a court approved domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-l(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to contact the Company’s Corporate Secretary regarding the proposed terms of any division of the Award prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

(c)  Beneficiary Designation. On receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle Award exercises, designate a third party who, on your death, will thereafter be entitled to exercise the Award and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise the Award and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

9.  Right of First Refusal and Other Prohibition on Transfer. Before any shares of Common Stock held by you or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company must consent as set forth below and the Company or its assignee(s) shall have a right of first refusal to purchase such shares on the terms and conditions set forth in this Section 9 (the “Right of First Refusal”).

(a)  Notice of Proposed Transfer. The Holder of the shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of shares to be transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the shares (the “Offered Price”); and (v) that the Holder shall offer to sell the shares to the Company and/or its assignee(s) at the Offered Price.

(b)  Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase any or all of the shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(c)  Purchase Price. The purchase price (“Purchase Price”) for the shares purchased by the Company or its assignee(s) shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of the Company in good faith.

(d)  Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee) or by any combination thereof.

(e)  Holder’s Right to Transfer. If all or any of the shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such shares to that Proposed Transferee at the Offered Price or at a higher price, provided that (i) such sale or other transfer is consummated within 120 days after the date of the Notice, (ii) any such sale or other transfer is effected in accordance with any applicable securities laws and if requested by the Company, the Holder shall have delivered an opinion of counsel acceptable to the Company to that effect and (iii) the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the shares in the hands of such Proposed Transferee. If the shares described in the Notice are not transferred to the Proposed Transferee within such 120-day period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any shares held by the Holder may be sold or otherwise transferred.

(f)  Exempt Transfers. Despite anything to the contrary in this Agreement, the following transfers of vested shares shall be exempt from the Right of First Refusal: (i) the transfer of any or all of the shares on your death by will or intestacy to the your “immediate family” (as defined below) but only if each such transferee or other recipient agrees in a writing satisfactory to the Company that the Right of First Refusal (and all other restrictions on transfer set forth in this Agreement) shall continue to apply to the transferred shares in the hands of such transferee or other recipient; (ii) any transfer of shares made pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation or corporations (except that the Right of First Refusal shall continue to apply thereafter to such shares, in which case the surviving corporation of such merger or consolidation shall succeed to the rights or the Company unless the agreement of merger or consolidation expressly otherwise provides); or (iii) any transfer of shares pursuant to the winding up, liquidation or dissolution of the Company. As used herein, the term “immediate family” shall mean the your spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of yours.

(g)  Termination of Right of First Refusal and Prohibition on Transfer. The Right of First Refusal and the prohibition on transfer set forth above shall terminate as to all shares issued on exercise of your Award on the earlier of (i) first sale of Common Stock of the Company by the Company to the general public pursuant to a registration statement filed with, and declared effective by, the U.S. Securities and Exchange Commission under the Securities Act, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded on the New York Stock Exchange or the Nasdaq Global Market or any other exchange designated by the Board from time to time.

10.  Award not a Service Contract. The Award is not an employment or service contract, and nothing in the Award, the Grant Notice, this Award Agreement or the Plan will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in the Award, the Grant Notice, this Award Agreement or the Plan will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11.  Withholding Obligations.

(a)  At the time you exercise the Award, in whole or in part, and at any time thereafter as the Company requests, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the exercise of the Award.

(b)  You may not exercise the Award unless the tax withholding obligations of the Company and any Affiliate are satisfied. Accordingly, you may not be able to exercise the Award when desired even though the Award is vested, and the Company will have no obligation to issue a certificate for shares of Common Stock unless such obligations are satisfied.

12.  Tax Consequences.

(a)  No Obligation to Minimize Taxes. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will be responsible for any taxes imposed on you in connection with this Award. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Award or your other compensation. In particular, you acknowledge that the Award is not exempt from Section 409A of the Code and must comply with the limited exercise provisions included in the Grant Notice as required by Section 409A of the Code. You acknowledge that the Company is not providing you any tax advice, is not guaranteeing any particular tax outcome with respect to the Awards, and that you shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates if the Internal Revenue Service asserts that the Awards are subject to additional taxation pursuant to Section 409A of the Code.

(b)  Golden Parachute Taxes. You also agree that if the benefits provided for in connection with this Award or otherwise payable to you by the Company or any successor thereto (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits will be either (1) delivered in full or (2) delivered to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, despite that all or some of such benefits may be taxable under Section 4999 of the Code. On the reasonable request of the Company, you agree to execute a waiver of your right to receive that portion of any benefits provided hereunder or otherwise, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code, so that no payment or benefit provided hereunder or otherwise to you will be a “parachute payment” under Section 280G(b) of the Code.

13.  Notices. Any notices provided for in the Award, this Award Agreement, the Grant Notice or the Plan will be given in writing and will be deemed effectively given on receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting the Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.  Governing Plan Document. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In addition, the Award (and any compensation paid or shares issued under the Award) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar term) under any agreement with the Company.

15.  Effect on Other Employee Benefit Plans. The value of the Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.

16.  Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to the Award until such shares are issued to you. On such issuance, you will obtain full voting and other rights as a stockholder of the Company. However, the Company may require, as a condition to such issuance, you to appoint the Company's Chief Executive Officer (or other member of the Board) as having the sole and exclusive power of attorney to vote all such shares of Common Stock subject to the Award, which power shall be effective until the earlier of the completion of a Change in Control or the Company's initial public offering of its securities on a national stock exchange or national market such as Nasdaq or NYSE. The Company may also require, as a condition to such issuance, you to execute an agreement pursuant to which you agree to join the Company’s then-current stockholder agreements. Nothing contained in the Award, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

17.  Severability. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.  Vested Share Repurchase Award

(a)  Vested Share Repurchase Award. The Company and/or its assignee(s) will have the right to repurchase all of the vested shares of Common Stock purchased on the exercise of this Award (the “Vested Shares”) if (i) your employment is terminated by the Company or any of its Subsidiaries or Affiliates for Cause or (ii) you breach the terms of any restrictive covenant agreements with the Company or any of its Subsidiaries or Affiliates, including the Employee Proprietary Information and Inventions Agreement by and between you and the Company (the “Vested Share Repurchase Award”). The repurchase price for each vested share (the “Vested Share Repurchase Price”) will be the Fair Market Value per share on the Repurchase Date (as defined below).

(b)  Mechanics of Repurchase.

(i)  Without requirement of further action on the part of either party hereto, the Company’s Vested Share Repurchase Award will be deemed to have been automatically exercised as to all Vested Shares at 5:00 p.m. Pacific Time on the Board Determination Date (the “Repurchase Date”); provided, that if required to avoid liability accounting to the Company, the Company’s Vested Share Repurchase Award will instead be automatically exercised as to all Vested Shares at 5:00 p.m. Pacific Time on the later to occur of (i) the Board Determination Date (as defined below) and (ii) the date that is six months following the original purchase of the Vested Shares or such other time necessary to avoid liability accounting to the Company (which date shall be the Repurchase Date), unless any such automatic repurchase would result in a violation of applicable law (including by reason of the Company having insufficient assets to meet its obligations or otherwise). However, on or prior to the Board Determination Date, the Board may decline to exercise its Vested Share Repurchase Award, in which case, the automatic exercise contemplated by the first sentence of this Section 20(b)(i) will not be deemed to have occurred. The “Board Determination Date” means the date on which the Board determines that (x) the your employment will be terminated by the Company or any of its Subsidiaries or Affiliates for Cause or (y) you are in breach of the terms of any restrictive covenant agreements with the Company or any of its Subsidiaries or Affiliates, including the Employee Proprietary Information and Inventions Agreement by and between you and the Company.

(ii)  As of the Repurchase Date, the Company and/or its assignee(s) will become the legal and beneficial owner of such Vested Shares and all rights and interests therein or relating thereto. The Company and/or its assignee(s) will have the right to retain and transfer to their own names the number of Vested Shares being repurchased by the Company and/or its assignee(s), and you will no longer be considered the owner of the Vested Shares repurchased by the Company for record or any other purposes. The Vested Share Repurchase Price will be payable, at the option of the Company, in cash (including electronic wire transfer), by check, by cancellation of any debt owed by you to the Company or by any combination of the aforementioned methods. Within 30 days following the Repurchase Date, the Company and/or its assignee(s) will tender payment for the Vested Shares being repurchased. You agree to execute and deliver to the Company all documents necessary to transfer ownership of the Vested Shares to the Company, including, without limitation, any certificates evidencing the Vested Shares subject to the Company’s Vested Share Repurchase Award.

(c)  Your Rights. If the Company exercises its Vested Share Repurchase Award pursuant to this Section 18, as of the Repurchase Date, your only remaining right under this Agreement will be the right to receive the Vested Share Repurchase Price, and you will have no right whatsoever to retain the Vested Shares and will have no rights as a stockholder with respect to such Vested Shares.

(d)  Termination of Share Award Repurchase Award. The Vested Share Repurchase Award will terminate as to all Vested Shares on the earlier of (i) the first sale of Common Stock of the Company by the Company to the general public pursuant to a registration statement filed with, and declared effective by, the U.S. Securities and Exchange Commission under the Securities Act, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded on the New York Stock Exchange or the Nasdaq Global Market or any other exchange designated by the Board from time to time.

19.  Escrow. As security for your faithful performance of the terms of this Agreement and to insure the availability for delivery of your Vested Shares on exercise of the Vested Share Repurchase Award, as well as the Company’s Right of First Refusal, you agree, upon an exercise hereunder, to deliver to and deposit with the Secretary of the Company or the Secretary’s designee (“Escrow Agent”), as Escrow Agent, three stock powers together with all certificates evidencing all of the Vested Shares. These documents are to be held by the Escrow Agent and delivered by said Escrow Agent pursuant to Joint Escrow Instructions provided by the Company and delivered to the Escrow Agent upon exercise of the Award.

20.  Miscellaneous.

(a)  The rights and obligations of the Company under the Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)  You agree on request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

* * *

This Award Agreement, together with any appendix attached hereto that addresses local or foreign legal requirements, will be deemed to be signed by you on the signing by you of the Grant Notice to which it is attached.

Attachment: Foreign Laws
(if applicable)

Nature of Grant. In accepting this Award, you acknowledge that:

1.	The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement.

2.	The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past.

3.	All decisions with respect to future Award grants, if any, will be at the sole discretion of the Company.

4.	Your participation in the Plan does not create a right to further employment with your employer or additional time in service with the Company or any of its affiliates, and shall not interfere with the ability of your employer to terminate your employment relationship (or the ability of the Company or its affiliates to terminate any other service relationship) at any time with or without cause. The Award will not be interpreted to form an employment contract or relationship with the Company, your employer, or any subsidiary or affiliate of the Company.

5.	You are voluntarily participating in the Plan.

6.	The Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or your employer, and is outside the scope of your employment or service contract, if any. The Award is not part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or your employer.

7.	The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty. If the underlying shares of Common Stock do not increase in value, the Award may have no value. If you purchase the shares of Common Stock subject to this Award, the value of those shares of Common Stock may increase or decrease.

8.	In consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or shares of Common Stock purchased through exercise of the Award resulting from termination of Awardee’s employment or other service with the Company or the Employer (for any reason whatsoever) and Awardee irrevocably releases the Company and the Employer from any such claim that may arise; if, despite the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, Awardee shall be deemed irrevocably to have waived Awardee’s entitlement to pursue such claim.

9.	On the termination of your employment or service, your right to vest in the Award will terminate effective as of the date that you are no longer actively employed or otherwise providing service and will not be extended by any notice period mandated under the local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law). Furthermore, on the termination of employment or service, your right to exercise the Award, if any, will be measured by the date of termination of your active employment or service and will not be extended by any notice period mandated under local law. The Company shall have the exclusive discretion to determine when you are no longer actively employed or rendering services for purposes of this Award.

Data Privacy. In accepting this Award:

1.	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, you employer, the Company and its subsidiaries and affiliates for the purpose of implementing, administering and managing your participation in the Plan, as well as for the purpose of the Company’s compliance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires certain public companies to calculate and disclose on an annual basis the ratio of the median of the annual total compensation of all employees of an issuer as compared to the annual total compensation of its chief executive officer (the “CEO Pay Ratio”).

2.	You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan and complying with the CEO Pay Ratio (“Data”).

3.	You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Plan and for compliance with the CEO Pay Ratio. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and as is necessary for compliance with the CEO Pay Ratio. You understand that you may, at any time, view the Data, request additional information about the storage processing of the Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.